Exhibit 99.1

ADM Reports Fourth Quarter and Full-year 2025 Results; Provides 2026 Guidance

Reports fourth quarter 2025 EPS2 of $0.94 and adjusted EPS1,2 of $0.87, with full-year 2025 EPS2 of $2.23 and adjusted EPS1,2 of $3.43
Provides 2026 outlook underpinned by an expected increasingly constructive operating environment as global trade policies evolve and U.S. biofuel policy clarity progresses
Announces increase in quarterly dividend, marking 53 consecutive years of dividend growth

CHICAGO, February 3, 2026—ADM (NYSE: ADM) today reported financial results for the fourth quarter and the full year ended December 31, 2025, and provided its current outlook for 2026.

Fourth-quarter 2025 Key Takeaways:
•Net earnings of $456 million, with adjusted net earnings1 of $422 million
•EPS2 of $0.94, with adjusted EPS1,2 of $0.87

Full-year 2025 Key Takeaways:
•Net earnings of $1.1 billion, with adjusted net earnings1 of $1.7 billion
•EPS2 of $2.23, with adjusted EPS1,2 of $3.43
•Cash flows provided by operating activities of $5.5 billion, with cash flows from operations before working capital1,3 of $2.7 billion

2026 Outlook4:
•ADM expects 2026 adjusted EPS1,2 of approximately $3.60 to $4.25, with the lower end reflecting continued U.S. biofuel policy deferral and flat crush margins, while the upper end assumes a continuation of crush margin expansion, progress with manufacturing efficiencies, and strengthening customer demand
•The current outlook assumes year-over-year segment operating profit growth for AS&O, with improvement in global trade flows and a range of potential crush margins outcomes. The outlook also assumes segment operating profit for Carbohydrate Solutions remains relatively flat with lower starches and sweeteners volumes and pricing offset by higher ethanol margins, while Nutrition is expected to continue its trajectory of stronger organic growth and execution
•The timing of policy clarity, and in particular U.S. biofuel policy, will largely dictate ADM’s ability to achieve the higher end of the range; the earlier there is policy clarity, the larger the opportunity to take advantage of what is expected to be an increasingly more constructive operating environment
•Capital expenditures are projected to be in the range of $1.3 to $1.5 billion

“2025 was marked by a dynamic global trade landscape, and ongoing uncertainty around U.S. biofuel policy created a challenging operating environment for ADM. Despite these external headwinds, the business units showed impressive resilience and we delivered meaningful progress in the areas within our control. We advanced portfolio optimization initiatives, executed targeted cost-reduction actions, improved plant efficiency, generated strong cash flow, and achieved an important safety milestone by having the lowest injury rate on record,” said Chair of the Board and CEO Juan Luciano. “We remain on
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track to achieve $500 to $750 million of aggregate cost savings over the next three to five years, beginning in 2025, and we believe increased clarity on biofuel policy combined with the evolution of global trade should support a more constructive operating environment for us in 2026. Based on the strong cash flow generating power of our business, we are increasing our quarterly dividend by 2%, our 53rd year of consecutive dividend growth.”

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1 Non-GAAP financial measures; see pages 8-9 and 15-18 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Cash flows from operations before working capital is a Non-GAAP financial measure and is cash flows provided by operating activities of $5.5 billion, adjusted for changes in operating assets and liabilities of $2.8 billion for 2025.
4 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Fourth Quarter and Full-Year 2025 Results

4Q 2025 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
4Q 2025	$476	$0.94
Percent change vs. 4Q 2024	(29)%	(20)%
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
4Q 2025	$821	$0.87
Percent change vs. 4Q 2024	(22)%	(24)%

FY 2025 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
FY 2025	$1,255	$2.23
Percent change vs. FY 2024	(44)%	(39)%
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
FY 2025	$3,242	$3.43
Percent change vs. FY 2024	(23)%	(28)%

1 Non-GAAP financial measures; see pages 8-9 and 15-18 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Summary of Fourth Quarter and Full Year 2025

For the fourth quarter ended December 31, 2025, earnings before income taxes were $476 million, as compared to prior year quarter earnings before income taxes of $667 million. EPS2 on a GAAP basis was $0.94, as compared to prior year quarter EPS of $1.17. Adjusted EPS1,2 was $0.87, down 24% versus the prior year quarter of $1.14.

Total segment operating profit1 for the fourth quarter of 2025 was $821 million, down 22% versus the prior year quarter. Total segment operating profit by definition excludes impacts related to specified items, which in aggregate were a net gain of $179 million during the fourth quarter, as noted in the reconciliation table below. The specified items for the fourth quarter included a non-cash gain of $254
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million, which represented ADM’s portion of a transaction-related gain pertaining to its Wilmar equity investment, that was partially offset by impairment, exit, and restructuring charges.

For the full year, earnings before income taxes were $1.3 billion, down 44% versus the prior year. EPS2 on a GAAP basis was $2.23, down 39% versus the prior year, and adjusted EPS1,2 was $3.43, down 28% versus the prior year. Total segment operating profit1 was $3.2 billion for full-year 2025, down 23% versus the prior year. As mentioned above, total segment operating profit excludes specified items. For full-year 2025, specified items aggregated to a net charge of $236 million, primarily related to impairment, exit, and restructuring charges that were partially offset by the non-cash net gain of $91 million related to Wilmar.

4Q 2025 Segment Overview
($ in millions)	4Q 2025	4Q 2024	% Change
Total Segment Operating Profit[1]	$821	$1,051	(22)%
Segment Operating Profit:
Ag Services & Oilseeds	444	644	(31)%
Carbohydrate Solutions	299	319	(6)%
Nutrition	78	88	(11)%

FY 2025 Segment Overview
($ in millions)	FY 2025	FY 2024	% Change
Total Segment Operating Profit[1]	$3,242	$4,209	(23)%
Segment Operating Profit:
Ag Services & Oilseeds	1,614	2,447	(34)%
Carbohydrate Solutions	1,211	1,376	(12)%
Nutrition	417	386	8%

1 Non-GAAP financial measures; see pages 8-9 and 15-18 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Agriculture Services and Oilseeds Summary (AS&O)

AS&O segment operating profit was $444 million during the fourth quarter of 2025, down 31% compared to the prior year quarter.

Ag Services subsegment operating profit was 31% lower versus the prior year quarter, driven primarily by lower soybean export activity from North America and mark-to-market impacts. There were approximately $1 million of net negative mark-to-market impacts during the quarter, compared to approximately $50 million of net positive impacts in the prior year quarter.

Crushing subsegment operating profit was 69% lower versus the prior year quarter. While global crush volumes increased over the prior year quarter, weaker crush margins in both North and South America pressured overall results. In addition, there were approximately $20 million of net negative mark-to-market impacts during the quarter, compared to approximately zero impact in the prior year quarter. Results in the prior year quarter also reflected $52 million of insurance proceeds related to the Decatur East and West claims, as compared to $32 million related to the Decatur East claim in the fourth quarter of 2025.

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Refined Products and Other subsegment operating profit was 2% lower versus the prior year quarter, due to lower refining margins. Margins were pressured as a result of weaker food demand as well as weaker fuel demand due to deferred U.S. biofuel policy clarity. There were approximately $22 million of net positive mark-to-market impacts during the quarter, compared to approximately $50 million of net negative impacts in the prior year quarter.

Equity earnings from the company’s investment in Wilmar were approximately 49% higher versus the prior year quarter.

For the full year, AS&O segment operating profit was $1.6 billion, 34% lower compared to 2024.

Ag Services subsegment operating profit was 11% lower versus the prior year, driven primarily by lower North American soybean exports and challenged international trade flows. Farmer selling activity remained subdued due to muted pricing experienced throughout most of 2025, while customers reduced the amount of inventory held, both of which led to fewer trading opportunities.

Crushing subsegment operating profit was 81% lower versus the prior year, primarily due to lower crush margins. Also contributing to the year-over-year decrease were lower insurance proceeds received in 2025. For 2024, there were approximately $76 million of insurance proceeds received related to the Decatur East and West claims, as compared to $32 million related to the Decatur East claim in 2025.

Refined Products and Other subsegment operating profit was 4% lower versus the prior year, due to lower refining margins. Margins were pressured as a result of weaker food demand as well as weaker fuel demand due to deferred U.S. biofuel policy clarity.

Equity earnings from the company’s investment in Wilmar were approximately 14% lower versus the prior year.

4Q 2025 AS&O Overview
($ in millions)	4Q 2025	4Q 2024	% Change
Segment Operating Profit	$444	$644	(31)%
Ag Services	174	254	(31)%
Crushing	66	212	(69)%
Refined Products and Other	119	121	(2)%
Wilmar	85	57	49%

FY 2025 AS&O Overview
($ in millions)	FY 2025	FY 2024	% Change
Segment Operating Profit	$1,614	$2,447	(34)%
Ag Services	636	715	(11)%
Crushing	159	844	(81)%
Refined Products and Other	529	552	(4)%
Wilmar	290	336	(14)%

Carbohydrate Solutions Summary

Carbohydrate Solutions segment operating profit was $299 million during the fourth quarter of 2025, down 6% compared to the prior year quarter.
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Starches and Sweeteners (S&S) subsegment operating profit decreased by 16% versus the prior year quarter, primarily due to lower global S&S demand, which impacted both volumes and margins. S&S margins continued to be impacted by higher corn costs in EMEA related to industry-wide corn crop quality issues. Additionally, the prior year quarter reflected $37 million of insurance proceeds related to the Decatur East and West claims, as compared to $4 million proceeds related to the Decatur West claim in the fourth quarter of 2025.

Vantage Corn Processors (VCP) subsegment operating profit increased by 187% versus the prior year quarter. Ethanol industry margins remained firm during October and November before seeing a seasonal reduction in December. Robust export demand resulted in lower industry inventory year-over-year which provided a partial offset to domestic seasonality.

For the full year, Carbohydrate Solutions segment operating profit was $1.2 billion, down 12% compared to the prior year. In S&S, softer global demand combined with high corn costs in EMEA contributed to the pressure, which was partially offset by strength in ethanol margins. Of the year-over-year reduction in Carbohydrate Solutions segment operating profit, $75 million of the variance resulted from a decrease in Decatur-related insurance proceeds received. Results in the prior year reflected $84 million of insurance proceeds, as compared to $9 million received in 2025.

4Q 2025 Carbohydrate Solutions Overview
($ in millions)	4Q 2025	4Q 2024	% Change[1]
Segment Operating Profit	$299	$319	(6)%
Starches and Sweeteners	256	304	(16)%
Vantage Corn Processors	43	15	187%

FY 2025 Carbohydrate Solutions Overview
($ in millions)	FY 2025	FY 2024	% Change[1]
Segment Operating Profit	$1,211	$1,376	(12)%
Starches and Sweeteners	1,059	1,343	(21)%
Vantage Corn Processors	152	33	NM

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

Nutrition Summary

Nutrition segment operating profit was $78 million during the fourth quarter of 2025, an 11% decrease compared to the prior year quarter. The prior year quarter received $46 million of insurance proceeds related to the Decatur East claim, as compared to zero proceeds received in the fourth quarter of 2025.

Human Nutrition subsegment operating profit was 10% lower versus the prior year quarter, with the decline largely attributable to the reduction in insurance proceeds. In Flavors, operating profit increased, driven largely by strong sales in North America, supported by Europe and Asia Pacific. Specialty Ingredients continued its recovery throughout the quarter, while Health & Wellness experienced lower period-over-period operating profit, primarily due to strategic actions taken to normalize inventory and optimize cash flow.

Animal Nutrition subsegment operating profit was 15% lower versus the prior year quarter, driven primarily by localized volume softness and the impact of one-time items.

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For the full year, Nutrition segment operating profit was $417 million, an 8% increase compared to the prior year.

Human Nutrition subsegment operating profit was 2% lower than the prior year. Human Nutrition experienced significant operating profit growth year-over-year led by Flavors and the recovery in Specialty Ingredients; however the growth was more than offset by the reduction of insurance proceeds. The prior year received $71 million of insurance proceeds related to the Decatur East claim, as compared to zero proceeds received during 2025.

Animal Nutrition subsegment operating profit was 66% higher compared to the prior year, driven by improved margins as a result of focusing on higher-margin products combined with portfolio streamlining and cost optimization efforts.

4Q 2025 Nutrition Overview
($ in millions)	4Q 2025	4Q 2024	% Change[1]
Segment Operating Profit	$78	$88	(11)%
Human Nutrition	56	62	(10)%
Animal Nutrition	22	26	(15)%

FY 2025 Nutrition Overview
($ in millions)	FY 2025	FY 2024	% Change[1]
Segment Operating Profit	$417	$386	8%
Human Nutrition	319	327	(2)%
Animal Nutrition	98	59	66%

Corporate and Other Business Summary

For the fourth quarter of 2025, Corporate and Other Business costs increased by approximately 25% compared to the fourth quarter of 2024. The increase was primarily due to higher charges related to revaluation losses, including impairment, contingency, and restructuring charges, which were partially offset by lower interest expense, higher other income, and lower unallocated corporate function costs.

For the full year, Corporate and Other Business costs increased by approximately 19% compared to 2024. The increase was primarily due to higher charges related to revaluation losses, including impairment, contingency, and restructuring charges, which were partially offset by lower interest expense, higher other income, and lower unallocated corporate function costs. Included in Other Business were distributed settlements to the business units from our captive insurer of $41 million for the Decatur East and West insurance claims, of which $34 million was funded by reinsurers during the fourth quarter of 2025.

Dividend

ADM’s Board of Directors has declared a cash dividend of 52.0 cents per share, up from 51.0 cents per share, on the company’s common stock. The dividend is payable on March 10, 2026 to shareholders of record on February 17, 2026. This is ADM’s 377th consecutive quarterly payment, representing 53 years of consecutive years of dividend growth, and a record of more than 94 consecutive years of uninterrupted dividends.
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Conference Call Information

ADM will host a webcast today, February 3, 2026, at 7:30 a.m. Central Time to discuss financial results and outlook. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we're leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. You can identify forward-looking statements by the fact they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “on track,” “outlook,” “will,” “should,” “can have,” “likely,” “forecasted,” “goals,” “guidance,” “assumes,” “objectives,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements the Company makes relating to its 2026 outlook and assumptions, as well as other future results and operations, growth opportunities, operational improvements, cost savings, changes to the margin environment, future demand, biofuel policy and global trade developments and clarity and changes, are forward-looking statements. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from the forward-looking statements, including, without limitation: (1) operational risks related to equipment failure, natural disasters, epidemics, pandemics, severe weather conditions, accidents, explosions, fires, cybersecurity incidents or other unexpected outages; (2) risks related to the availability and prices of agricultural commodities, agricultural commodity products, other raw materials and energy, including impacts from factors outside the Company’s control such as changes in market conditions, weather conditions, crop disease, plantings, climate change, competition and changes in global demand; (3) risks related to compliance with, and changes in, government programs, policies, laws, and regulations, including trade policies, tariffs, sustainability regulatory compliance and reporting requirements, environmental regulations, tax laws and regulations, financial market regulations and biofuels policies and rules; (4) risks related to international conflicts, acts of terrorism or war, sanctions, maritime piracy and other geopolitical events or economic disruptions; (5) the outcome of pending, threatened and future legal proceedings, investigations and other contingencies; (6) risks and uncertainties relating to acquisitions, equity investments, joint ventures, integrations, divestitures, and other transactions; and (7) other risks, assumptions and uncertainties that are described in Item 1A, "Risk Factors" included in the Company’s Annual Report on Form 10-K, as may be updated in subsequent Quarterly Reports on Form 10-Q. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
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Except to the extent required by law, ADM does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States (GAAP), and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings (loss) after removal of the effect on net earnings (loss) of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Total segment operating profit. Total segment operating profit is ADM’s consolidated earnings (loss) before income taxes adjusted for Other Business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s reportable segment performance excluding Other Business, Corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under GAAP.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable non-controlling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

EBITDA is defined as earnings (loss) before interest on borrowings, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings (loss) before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates Adjusted EBITDA by removing the impact of specified items and adding back the amounts of income tax expense,
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interest expense on borrowings, and depreciation and amortization to net earnings (loss). Management believes that EBITDA and Adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

Cash flows from operations before working capital is defined as cash flows from operating activities adjusted for changes in operating assets and liabilities as presented in the Company’s consolidated statement of cash flows. Management believes that cash flows from operations before working capital is a useful measure of the Company’s cash generation. Cash flows from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to cash from operating activities, the most directly comparable GAAP financial measure.

Media Contact
Brett Lutz
media@adm.com

Investor Relations
Kate Walsh
Kathryn.Walsh@adm.com

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Segment Operating Profit and Corporate Results
(unaudited)

	Quarter ended			Year ended
	December 31,			December 31,
(In millions)	2025	2024	Change	2025	2024	Change

Segment Operating Profit
Ag Services and Oilseeds	$444	$644	$(200)	$1,614	$2,447	$(833)
Ag Services	174	254	(80)	636	715	(79)
Crushing	66	212	(146)	159	844	(685)
Refined Products and Other	119	121	(2)	529	552	(23)
Wilmar	85	57	28	290	336	(46)

Carbohydrate Solutions	$299	$319	$(20)	$1,211	$1,376	$(165)
Starches and Sweeteners	256	304	(48)	1,059	1,343	(284)
Vantage Corn Processors	43	15	28	152	33	119

Nutrition	$78	$88	$(10)	$417	$386	$31
Human Nutrition	56	62	(6)	319	327	(8)
Animal Nutrition	22	26	(4)	98	59	39

Corporate Results	$(577)	$(467)	$(110)	$(2,049)	$(1,721)	$(328)

Interest expense - net	(97)	(131)	34	(408)	(482)	74
Unallocated corporate function costs	(234)	(302)	68	(1,146)	(1,205)	59
Other income - net	(29)	(20)	(9)	—	(4)	4
Specified items:
Expenses related to acquisitions	—	(3)	3	—	(7)	7
Revaluation losses, including impairment, contingency and restructuring charges	(217)	(11)	(206)	(495)	(23)	(472)

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Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	(in millions, except per share amounts)

Revenues	$18,556	$21,498	$80,269	$85,530
Cost of products sold	17,343	20,140	75,236	79,752
Gross Profit	1,213	1,358	5,033	5,778
Selling, general, and administrative expenses	893	943	3,609	3,706
Asset impairment, exit, and restructuring costs	52	13	473	545
Equity in (earnings) of unconsolidated affiliates	(411)	(123)	(648)	(621)
Interest and investment expense (income)	71	(162)	(118)	(562)
Interest expense	142	179	612	706
Other (income) - net	(10)	(159)	(150)	(251)
Earnings Before Income Taxes	476	667	1,255	2,255
Income tax expense	22	106	182	476
Net Earnings Including Non-controlling Interests	454	561	1,073	1,779

Less: Net (loss) attributable to non-controlling interests	(2)	(6)	(5)	(21)
Net Earnings Attributable to ADM	$456	$567	$1,078	$1,800

Diluted earnings per common share	$0.94	$1.17	$2.23	$3.65

Average number of diluted shares outstanding	484	484	484	493

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Summary of Financial Condition
(unaudited)

	December 31, 2025	December 31, 2024
	(in millions)
Net Investment In
Cash and cash equivalents	$1,015	$611
Short-term marketable securities	32	246
Operating working capital	7,888	9,501
Property, plant, and equipment	11,179	10,837
Investments in affiliates	5,560	5,276
Goodwill and other intangibles	6,744	6,769
Other non-current assets	2,241	2,670
	$34,659	$35,910
Financed By
Short-term debt	$798	$1,903
Long-term debt, including current maturities	7,612	8,254
Deferred liabilities	3,222	3,322
Temporary equity	287	253
Shareholders’ equity	22,740	22,178
	$34,659	$35,910

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Summary of Cash Flows
(unaudited)

	Year ended
	December 31
	2025	2024
	(in millions)
Cash flows from operating activities
Net earnings including non-controlling interests	$1,073	$1,779
Depreciation and amortization	1,181	1,141
Asset impairment charges	361	519
Loss (gain) on asset sales / investment revaluation, net	285	(12)
Other – net	(211)	(145)
Other changes in operating assets and liabilities	2,763	(492)
Net cash provided by operating activities (1)	5,452	2,790

Cash flows from investing activities
Capital expenditures	(1,248)	(1,563)
Net assets of businesses acquired	(108)	(927)
Proceeds from sales of assets	111	66
Purchases of marketable securities	(43)	(308)
Proceeds from sales of marketable securities	277	84
Other – net	(6)	(54)
Net cash used in investing activities	(1,017)	(2,702)

Cash flows from financing activities
Long-term debt borrowings	11	27
Long-term debt payments	(772)	(1)
Net (repayments) borrowings under lines of credit agreements	(1,114)	1,800
Share repurchases, net of tax	—	(2,327)
Cash dividends	(987)	(985)
Acquisition of non-controlling interest	(4)	(8)
Other – net	(21)	(36)
Net cash used in financing activities	(2,887)	(1,530)
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	33	(24)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	1,581	(1,466)
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	3,924	5,390
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$5,505	$3,924

1 Cash flows from operations before working capital is a Non-GAAP financial measure and is cash flows provided by operating activities of $5.5 billion, adjusted for changes in working capital of $2.8 billion for 2025, and cash flows provided by operating activities of $2.8 billion, adjusted for changes in working capital of $492 million for 2024.
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Segment Operating Analysis
(unaudited)

	Quarter ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	(in ‘000s metric tons)
Certain processed volumes (by commodity)
Oilseeds	9,380	9,050	36,324	35,719
Corn	4,664	4,708	18,525	18,541

	Quarter ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
	(in millions)
Revenues
Ag Services and Oilseeds	$14,012	$16,874	$61,571	$66,516
Carbohydrate Solutions	2,641	2,750	10,737	11,234
Nutrition	1,786	1,774	7,512	7,349
Total Segment Revenues	18,439	21,398	79,820	85,099
Other Business	117	100	449	431
Total Revenues	$18,556	$21,498	$80,269	$85,530

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Total Segment Operating Profit
A Non-GAAP financial measure
(unaudited)

	Quarter ended			Year ended
	December 31			December 31
(In millions)	2025	2024	Change	2025	2024	Change

Earnings before income taxes	$476	$667	$(191)	$1,255	$2,255	$(1,000)
Other Business (earnings)	(53)	(47)	(6)	(298)	(247)	(51)
Corporate	577	467	110	2,049	1,721	328
Specified items:
(Gain) on sales of assets and businesses	—	(10)	10	(39)	(10)	(29)
Impairment, exit, restructuring charges, and settlement contingencies	75	(26)	101	435	490	(55)
ADM's share of equity method investment non-recurring (gains) and charges, net	(254)	—	(254)	(91)	—	(91)
(Gain) on contract termination	—	—	—	(69)	—	(69)
Total Segment Operating Profit	$821	$1,051	$(230)	$3,242	$4,209	$(967)

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Adjusted Net Earnings and Adjusted EPS
Non-GAAP financial measures
(unaudited)

	Quarter ended December 31,				Year ended December 31,
	2025		2024		2025		2024
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and diluted EPS	$456	$0.94	$567	$1.17	$1,078	$2.23	$1,800	$3.65
Adjustments:
(Gain) on sales of assets and businesses (a)	—	—	(8)	(0.02)	(30)	(0.06)	(8)	(0.02)
Impairment, exit, restructuring charges, and settlement contingencies	241	0.50	(11)	(0.02)	776	1.60	512	1.04
ADM's share of equity method investment non-recurring (gains) and charges, net (c)	(254)	(0.52)	—	—	(91)	(0.18)	—	—
Expenses related to acquisitions (d)	—	—	2	0.01	—	—	5	0.01
(Gain) on contract termination (e)	—	—	—	—	(52)	(0.11)	—	—
Certain discrete tax adjustments (f)	(21)	(0.05)	—	—	(21)	(0.05)	30	0.06
Total adjustments	(34)	(0.07)	(17)	(0.03)	582	1.20	539	1.09
Adjusted net earnings and adjusted diluted EPS	$422	$0.87	$550	$1.14	$1,660	$3.43	$2,339	$4.74

(a)The current year amount of $39 million pretax ($30 million after tax), was related to the gain from the sale of a facility and commencement of a joint venture arrangement, tax effected using the Company’s U.S. income tax rate. Prior year quarter and FY gain of $10 million and $11 million pretax ($8 million and $8 million after tax), respectively, were related to the sale of certain assets, tax effected using the applicable tax rates.
(b)Current year quarter and FY charges of $293 million and $930 million pretax ($241 million and $776 million after tax), respectively, were primarily driven by impairment of certain investments, long lived assets and other restructuring charges pursuant to the Company’s portfolio optimization efforts, impairment of capitalized internal-use software, and contingent settlements, including the settlement of the SEC investigation. All amounts have been tax effected using the applicable tax rates. Prior year quarter and FY charges of $10 million and $539 million pretax ($9 million and $532 million after tax), respectively, were related to the impairment of certain long-lived assets, other intangibles, and restructuring, tax effected using the applicable tax rates. Also included in the prior year quarter and FY were contingency loss adjustments of $(26) million and $(26) million pretax ($(20) million and $(20) million after tax), respectively, tax effected using the applicable tax rates.
(c)Current year quarter and FY gains of $254 million and $91 million, respectively, include ADM’s share of Wilmar’s gain on acquisitions, with the FY amount partially offset by $163 million related to ADM’s share of the penalty imposed on Wilmar.
(d)Prior year quarter and FY expenses of $3 million and $7 million pretax ($2 million and $5 million after tax), respectively, were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate.
(e)The current year gain of $69 million pretax ($52 million after tax) relates to the recognition of income due to a cancelled contract with a cost method investee, tax effected using the Company’s U.S. income tax rate.
(f)Tax adjustment relates to certain discrete items totaling a $21 million gain in each of the current year quarter and FY, and a $30 million expense in the prior FY.

                                                            16

Return on Invested Capital (ROIC) and Adjusted ROIC
Non-GAAP financial measures
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025	Dec. 31, 2025

Net earnings attributable to ADM	$295	$219	$108	$456	$1,078
Adjustments:
Interest expense(1)	116	116	106	108	446
Tax on interest	(28)	(28)	(25)	(26)	(107)
Total ROIC Earnings	383	307	189	538	1,417
Other adjustments, net of tax	43	233	341	(35)	582
Total Adjusted ROIC Earnings	$426	$540	$530	$503	$1,999

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025	Quarter Average

Equity(2)	$22,119	$22,430	$22,494	$22,733	$22,444
Interest-bearing liabilities(3)	11,088	9,252	7,956	8,509	9,201
Total Invested Capital	33,207	31,682	30,450	31,242	31,645
Other adjustments, net of tax	43	233	341	(35)	146
Total Adjusted Invested Capital	$33,250	$31,915	$30,791	$31,207	$31,791

Return on Invested Capital					4.5%
Adjusted Return on Invested Capital					6.3%

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes non-controlling interests
(3) Includes short-term debt, long term debt and finance lease obligations

                                                            17

Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
Non-GAAP financial measures
(unaudited)

					Four Quarters	Four Quarters
	Quarter Ended				Ended	Ended
	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Dec. 31, 2025	Dec. 31, 2025	Dec. 31, 2024
			(in millions)
Net earnings	$295	$219	$108	$456	$1,078	$1,800
Net (loss) earnings attributable to non-controlling interests	(3)	(2)	2	(2)	(5)	(21)
Income tax expense	61	62	37	22	182	476
Interest expense(1)	116	116	106	108	446	506
Depreciation and amortization(2)	284	286	295	296	1,161	1,141
EBITDA	753	681	548	880	2,862	3,902
(Gain) on sales of assets and businesses	—	(8)	(31)	—	(39)	(11)
Impairment, exit, restructuring charges, and settlement contingencies	54	323	261	293	931	513
ADM's share of equity method investment non-recurring (gains) and charges, net	—	—	163	(254)	(91)	—
(Gain) on contract termination	—	(69)	—	—	(69)	—
Expenses related to acquisitions	—	—	—	—	—	7
Railroad maintenance expense	—	4	12	47	63	64
Adjusted EBITDA	$807	$931	$954	$965	$3,657	$4,476

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes $3 million, $5 million, $3 million, and $9 million of accelerated depreciation recorded within restructuring charges as a specified item for the three months ended March 31, 2025, June 30, 2025, September 30, 2025, and December 31, 2025, respectively.

                                                            18